Exhibit 10.1
AMENDMENT NO. 1
TO
TEKELEC 2007 OFFICER SEVERANCE PLAN
     Effective as of May 14, 2010, Section 6(h) of the Tekelec 2007 Officer Severance Plan is hereby amended and restated to read in its entirety as follows:
          (h) 280G Modified Cap. In the event that any payment or benefits of any type by Tekelec to or for the benefit of an Eligible Officer, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, would exceed the statutory limit under Code Section 280G and result in an excise tax imposed on the Eligible Officer by Code Section 4999 (or any similar tax that may hereafter be imposed), then such Eligible Officer shall receive, subject to the conditions of this Plan and in full satisfaction of his or her rights under this Plan, (A) such payment and benefits, or (B) an amount equal to the product of 2.99 and the Eligible Officer’s “base amount” (as defined in Code Section 280G), whichever yields the highest after-tax benefit to the Eligible Officer. In the event the benefit described under the foregoing Section 6(h)(B) yields the highest after-tax benefit, such amount shall be paid in a lump sum, less all applicable withholding taxes, ten days after the effective date of the Agreement required under Section 5 of this Plan; however, if the terminated Eligible Officer is a Specified Employee, payment shall be made in a lump sum, with interest accruing at a reasonable rate of interest from the Eligible Officer’s Termination Date, on the first day of the seventh month immediately following the Termination Date to the extent necessary for the Eligible Officer to avoid adverse tax consequences under Code Section 409A. In the event the requirements of Section 5 of this Plan are waived, the phrase “effective date of the Agreement” in this Section 6(h) shall be replaced with “Termination Date.”
Dated: May 14, 2010